Exhibit 99.1

Press Release

Gulfport Energy Corporation Completes Offering of $250 Million of Senior Notes Due 2020

OKLAHOMA CITY (October 17, 2012)—Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that it has completed an offering of $250 million aggregate principal amount of its 7.750% Senior Notes Due 2020 (the “Notes”) at an issue price of 98.534% of the aggregate principal amount of the Notes. The Notes will mature on November 1, 2020, unless redeemed in accordance with their terms prior to such date. The Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The offering of the Notes closed on October 17, 2012. On the closing date, Gulfport repaid outstanding indebtedness under its senior secured revolving credit facility with a portion of the net proceeds of the offering. Gulfport intends to use the remaining net proceeds for general corporate purposes, including the funding of a portion of its 2012 and 2013 capital development plans.

The Notes are general unsecured senior obligations of Gulfport, are guaranteed on a senior unsecured basis by certain of Gulfport’s subsidiaries and pay interest semi-annually.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport has also acquired acreage positions in the Utica Shale of Eastern Ohio and the Niobrara Formation of Western Colorado. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transaction described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888